                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            BUSINESS RESOURCE GROUP
                                       BY
                          BRG ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                BR HOLDINGS LLC
                           WHICH IS MAJORITY-OWNED BY
                          THREE CITIES FUND III, L.P.
                                      FOR
                              $9.25 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
           ON FRIDAY, AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE IN ACCORDANCE WITH A PLAN AND AGREEMENT OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JULY 7, 2000, BETWEEN BUSINESS RESOURCE GROUP (THE "COMPANY") AND BRG ACQUISITION CORPORATION (THE "PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON A RECOMMENDATION OF A SPECIAL COMMITTEE, (1) HAS UNANIMOUSLY (WITH THE THREE DIRECTORS WHO WILL ACQUIRE INTERESTS IN ONE OR BOTH OF THE PURCHASER'S PARENTS BEING ABSENT OR NOT VOTING) APPROVED THE MERGER AGREEMENT, THE OFFER AND A MERGER OF THE COMPANY AND THE PURCHASER (THE "MERGER") IN WHICH, IF THE MERGER TAKES PLACE, THE STOCKHOLDER OF THE PURCHASER WILL BECOME THE SOLE STOCKHOLDER OF THE MERGED COMPANY AND THE SHAREHOLDERS OF THE COMPANY (OTHER THAN THE PURCHASER AND ITS STOCKHOLDER) WILL RECEIVE THE SAME AMOUNT OF CASH PER COMMON SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN THE PURCHASER, ITS PARENT AND THE EXECUTIVE OFFICERS OF THE COMPANY WHO WILL BE EXCHANGING THEIR SHARES FOR INTERESTS IN THE PURCHASER'S PARENT) AND
(3) RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

    THIS OFFER IS CONDITIONED ON AT LEAST 51% OF THE OUTSTANDING SHARES THE PURCHASER OR ITS PARENT DOES NOT OWN OR HAVE AGREEMENTS TO PURCHASE IMMEDIATELY BEFORE THE TENDER OFFER EXPIRES, OR SUCH GREATER NUMBER OF SHARES AS WILL INCREASE THE OWNERSHIP OF THE PURCHASER AND ITS PARENT TO 53.5% OF THE OUTSTANDING SHARES, BEING PROPERLY TENDERED AND NOT WITHDRAWN. THE PURCHASER MAY NOT, WITHOUT THE COMPANY'S CONSENT, WAIVE THE CONDITION REGARDING TENDER OF AT LEAST 51% OF THE SHARES THE PURCHASER OR ITS PARENT DOES NOT OWN OR HAVE AGREEMENTS TO PURCHASE IMMEDIATELY PRIOR TO THE EXPIRATION OF THIS OFFER. THIS OFFER IS NOT CONDITIONED ON THE ABILITY OF THE PURCHASER TO OBTAIN FINANCING (BUT IT IS SUBJECT TO SOME OTHER CONDITIONS--SEE SECTION 11). TWO EXECUTIVE OFFICERS OF THE COMPANY HAVE AGREED TO TRANSFER APPROXIMATELY 6% OF THE CURRENTLY OUTSTANDING COMMON STOCK TO THE PURCHASER'S PARENT, IMMEDIATELY BEFORE THE PURCHASER ACCEPTS THE TENDERED SHARES IN EXCHANGE FOR INTERESTS IN THE PARENT. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS HAVE AGREED, OR SAID THEY INTEND, TO TENDER IN RESPONSE TO THE TENDER OFFER ALL THE ADDITIONAL SHARES THEY OWN OR WILL ACQUIRE BY EXERCISING OPTIONS (WHICH WILL TOTAL APPROXIMATELY 28.2% OF THE OUTSTANDING COMMON STOCK, ASSUMING NOBODY ELSE EXERCISES OPTIONS).

                                   IMPORTANT

    Any shareholder who wishes to tender shares should (A) complete and sign a Letter of Transmittal (or a facsimile of one) in accordance with the instructions set forth in the Letter of Transmittal and (B) mail or deliver it, together with the certificate(s) representing the tendered shares and any other required documents, to the Depositary named on the back cover of this Offer to Purchase or (C) tender the shares using the procedures for book-entry transfer described in Section 9. A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender shares.

    A shareholder who wishes to tender shares but whose certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender the shares by following the procedures for guaranteed delivery described in Section 9.

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal, or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover. Holders of shares may also contact brokers, dealers or banks for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials.

July 14, 2000

                               SUMMARY TERM SHEET
                      OFFER OF BRG ACQUISITION CORPORATION
                  TO PURCHASE ALL THE OUTSTANDING COMMON STOCK
                                       OF
                            BUSINESS RESOURCE GROUP

     We (BRG Acquisition Corporation) are offering to purchase all the outstanding common stock of Business Resource Group which we or our parent do not already own for $9.25 per share in cash. The following are some questions you, as a shareholder of Business Resource Group, may have, and answers to those questions.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is BRG Acquisition Corporation. We were formed for the purpose of making a tender offer for Business Resources Group common shares. We are wholly owned by Business Resource Holdings, Inc., which is wholly owned by BR Holdings LLC. BR Holdings LLC is a limited liability company which was formed by Three Cities Fund III, L.P. Three Cities Fund is an investment fund, which is advised by Three Cities Research, Inc.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking all the common stock of the Company which we or our parent will not already own.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $9.25 per share, net to you, in cash. If you tender your shares to us, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     The Three Cities Fund and two affiliated funds will provide approximately $46 million to us, through BR Holdings LLC and Business Resource Holdings, Inc., which we can use in connection with the tender offer and the merger which we expect will follow it (as discussed below). We have arranged bank financing for the rest of what we will need to purchase all the shares which are tendered to us and not withdrawn, and to provide funding for the merger.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN RESPONSE TO THE OFFER?

     Because all the funding which will be needed will come from Three Cities Fund and the affiliated funds or from bank financing which has already been arranged, we do not think our financial condition is relevant to your decision whether to tender your shares in response to the offer.

DO YOU ALREADY OWN SHARES OF THE COMPANY?

     No. But two members of the Company's management (one of whom is a director) have agreed that, before the tender offer expires, they will exchange 319,168 shares of the Company's stock for an approximately 6% interest in our parent, BR Holdings LLC. That is approximately 20% of the shares they own. They have agreed to tender the remainder of their shares in response to our tender offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN RESPONSE TO THE OFFER?

     You will have at least until 5:00 p.m., New York City time, on August 11, 2000 to decide whether to tender your shares in response to the tender offer. Further, if you can't deliver everything that is required by that time, you may be able to use a guaranteed delivery procedure, which is described in the Offer to Purchase booklet relating to our tender offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We can extend the Initial Expiration Time of the tender offer until August 17, 2000. If, after purchasing all of the shares which are tendered on that date, we and our parent would not own at least 90% of the outstanding common stock, we will be able to extend the initial Expiration Time to not later than September 13, 2000. We cannot extend it beyond that date without the Company's consent. However, after we accept and pay for the shares which have been properly tendered by the initial expiration date, we can extend the offer and you will be able to tender shares you have not previously tendered. However, you will not be able to withdraw shares your tender during the additional period, and we will pay for shares which are tendered during the additional period as we receive them, rather than waiting for the entire additional period to expire.

     You should not rely on our extending the offer beyond August 11, 2000. There is a good chance we will not do so.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer and Trust Company which is the Depositary with regard to the tender offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We will not have to purchase the tendered shares unless at least 51% of the shares we or our parent do not own or have agreements to purchase are properly tendered and not withdrawn, and unless that occurs we will not be able to purchase the tendered shares without the Company's consent. Also, we will not have to purchase the tendered shares if after doing so, we would not own at least 53.5% of the outstanding common stock. Further, we will not have to purchase the tendered shares unless the Company's warranties in the merger agreement (including a warranty that there was no material adverse change in the business or financial condition of the Company and its subsidiaries between January 31, 2000 and the date of the Merger Agreement) are correct in all material respects when the tender offer expires. Finally, we will not have to purchase the tendered shares if there is a material disruption to the financial markets in the United States, a war or a similar event which makes the purchase of the tendered shares impracticable.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing the shares, together with a completed Letter of Transmittal, to American Stock Transfer and Trust Company, as Depositary, not later than the time the tender offer expires. If your shares are held in street name, your broker or bank probably can tender the shares through The Depositary Trust Company. If it does, you will not have to deliver a completed Letter of Transmittal to the Depositary, but your broker or bank will commit through DTC that you will be bound by the terms of the Letter of Transmittal. If you cannot get something that it is required to The Depositary by the Expiration Time of the tender offer, you can get a little extra time to do that by getting a broker, a bank or another fiduciary which is a member of the Securities Transfer Agents Medallion Program to guarantee that the missing items will be received by The Depositary within three Nasdaq National Market trading days. However, The Depositary must receive the missing items within that three trading day period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares until the Expiration Time of the Offer and, if we have not by August 17, 2000 agreed to accept your shares for payment, you can withdraw them at any time after that until we do accept them for payment. However, if we accept the shares which have been tendered by a date and then extend the offer for an additional period, you will not be able to withdraw shares which you tender during the additional period.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, to the Depositary while you still have the right to withdraw shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer in accordance with a Plan and Agreement of Merger which has been approved by the Company's Board of Directors, on the recommendation of a Special Committee of directors which does not include any members of the management who will own interests in BR Holdings. The Board with those members of the management not voting, unanimously approved the Plan and Agreement of Merger, the tender offer and the proposed merger with us in which our immediate parent would become the sole shareholder of the merged company, and any Business Resource Group shareholders other than our parent or us who do not tender their shares would receive the same amount of cash as is paid to shareholders who do tender their shares.

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

     Yes. If the merger takes place, the Company no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the Company's common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for the Company's stock, and the Company may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF LESS THAN ALL THE COMPANY'S SHARES ARE TENDERED IN RESPONSE TO THE OFFER?

     If at least 51% of the shares which we and BR Holdings do not own or have agreements to purchase immediately prior to the expiration of the tender offer are properly tendered and not withdrawn, the Company will be merged into us. If that merger takes place, BR Holdings (through its subsidiary, Business Resource Holdings, Inc.) will own all the shares of the Company, and the other shareholders of the Company will receive $9.25 per share in cash (or any higher amount which is paid in the tender offer, if the tender offer price is changed).

WILL CURRENT BUSINESS RESOURCE GROUP DIRECTORS OR OFFICERS HAVE AN INTEREST IN THE COMPANY WHICH SURVIVES THE MERGER?

     Two officers of Business Resource Group, one of whom is a director, will be exchanging approximately 6% of the outstanding Business Resource Group shares for approximately 6% of the interests in BR Holdings. That is approximately 20% of the shares the two officers own (they have agreed to tender the remainder of their shares in response to the offer). In addition, Business Resource Holdings, Inc., which is wholly owned by BR Holdings and will be the sole stockholder of the company which survives the merger, will offer officers and key employees of the surviving company the right to purchase up to 14.6% of the Business Resource Holdings, Inc. stock under an employee stock incentive program. The four senior executives of Business Resource Group (three of whom are directors) will be entitled to purchase approximately 80% of those shares (approximately 11.7% of the total stock of Business Resource Holdings, Inc.).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If at least 51% of the shares we and our parent do not own or have agreements to purchase are properly tendered and not withdrawn, unless the Company and we agree otherwise (which is very unlikely) the Company and we will be merged. If the merger described above takes place, you will receive as a result of the merger the same cash per share which you would have received if you had tendered your shares. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, after we purchase the tendered shares, the number of shareholders and of shares of the Company's stock which are still in the hands of the public may be so small that there no longer will be a public trading market (or an active public trading market) for the Company's common stock. Also, as is described above, the Company may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On July 7, 2000, the last trading day before the tender offer and merger were announced, the last sale price of Business Resource Group common stock reported on the Nasdaq National Market was $6.75 per share. On July 10, 2000, after the announcement of the tender offer and merger, the price of the Company's common stock rose to $9.00 per share. Between January 1, 2000 and July 7, 2000, the price of the Company's common stock ranged between $3.1875 and $9.00 per share.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Tom Long at D.F. King (telephone no. 212-269-5550). D.F. King is acting as the Information Agent with regard to our tender offer.

HOW LONG WILL IT TAKE BETWEEN THE TIME YOU PURCHASE THE TENDERED SHARES AND THE TIME YOU ARE MERGED WITH THE COMPANY?

     If we and our parent own at least 90% of the outstanding Company stock after we purchase the tendered shares, it shouldn't take us more than a week or so to complete the merger. If we do not own at least 90% of the Company's stock after we purchase the tendered shares, the Company will probably have to convert itself from a California corporation to a Delaware corporation before the vote on the merger can take place. Under those circumstances, it could take several months for us to complete the merger.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              -----
INTRODUCTION...............................................................................................       1
SPECIAL FACTORS............................................................................................       3
1.    Background of the Offer; Contacts with the Company...................................................       3
2.    Purpose of the Offer and the Proposed Merger; Plans for the Company..................................       5
3.    Certain Federal Income Tax Consequences..............................................................       6
4.    Certain Effects of the Transaction...................................................................       7
5.    Fairness of the Transaction..........................................................................       8
6.    Reports, Opinions, Appraisals and Certain Negotiations...............................................       8
THE TENDER OFFER...........................................................................................       9
7.    Terms of the Offer...................................................................................       9
8.    Acceptance for Payment and Payment for Shares........................................................      10
9.    Procedures for Tendering Shares......................................................................      11
10.   Withdrawal Rights....................................................................................      13
11.   Conditions of the Offer..............................................................................      14
12.   Price Range of Shares................................................................................      15
13.   Certain Information Concerning the Company...........................................................      15
14.   Information Concerning the Purchaser, Holdings, Inc., BR Holdings LLC and
      Three Cities Fund III................................................................................      17
15.   Source and Amount of Funds...........................................................................      18
16.   The Merger...........................................................................................      18
17.   Dividends and Distributions..........................................................................      22
18.   Certain Legal Matters; Regulatory Approvals..........................................................      22
19.   Fees and Expenses....................................................................................      22
20.   Miscellaneous........................................................................................      23
SCHEDULE I.................................................................................................     I-1
SCHEDULE II................................................................................................    II-1
SCHEDULE III...............................................................................................   III-1

TO THE HOLDERS OF COMMON STOCK OF BUSINESS RESOURCE GROUP:

                                  INTRODUCTION

     BRG Acquisition Corporation (the "Purchaser"), a Delaware corporation which, is indirectly wholly-owned by BR Holdings LLC ("BR Holdings"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share ("Shares"), of Business Resource Group (the "Company"), a California corporation, for $9.25 per Common Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which terms and conditions constitute the "Offer"). The Offer will expire at 5:00 p.m., New York City time, on August 11, 2000, unless it is extended.

     The Offer is being made as contemplated by a Plan and Agreement of Merger (the "Merger Agreement") dated July 7, 2000, between the Company and the Purchaser. The Merger Agreement provides that, if the Purchaser purchases the tendered shares, the Purchaser and BR Holdings will take all steps in their power (including voting their Shares) to cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which Business Resource Holdings, Inc., the sole shareholder of the Purchaser and a wholly-owned subsidiary of BR Holdings) will become the owner of all the stock of the corporation which results from the Merger (essentially, the Company), and the other shareholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless shareholders have rights to demand appraisal of their Shares and particular shareholders exercise those rights). Because of a provision of the California General Corporation Law which could prevent the Company's shareholders from receiving cash as a result of the Merger, the Company may convert itself into a Delaware corporation before the Merger takes place. If less than 51% of the outstanding Shares that neither the Purchaser nor BR Holdings owns immediately before the Offer expires are properly tendered and not withdrawn, the Purchaser may not purchase the tendered Shares unless the Company consents to its doing so. Also, the Purchaser will not have to purchase the Shares which are tendered unless the Shares which are properly tendered and not withdrawn, together with the Shares which the Purchaser or BRG Holdings own, total at least 53.5% of the outstanding Shares. If the Purchaser does not purchase the tendered Shares, the Merger will not take place.

     On June 29, 2000, there were 5,298,753 outstanding Shares. Two officers of the Company have agreed that before the Offer expires they will transfer a total of 319,168 shares to BR Holdings in exchange for equity interests in BR Holdings. Therefore, if no additional Shares are issued before the Offer expires, the Purchaser will not be required or permitted (unless the Company consents) to accept the tendered shares unless at least 2,539,588 Shares are properly tendered and not withdrawn. However, the Company has told the Purchaser it expects options to purchase at least 281,859 Shares to be exercised by officers of the Company before the Offer expires. That would increase the number of outstanding Shares to 5,580,612 and would increase to 2,683,336 Shares, the number of Shares which would have to be properly tendered and not withdrawn for the Purchaser to be required or permitted (without the Company's consent) to accept the tendered Shares. The directors and officers of the Company have agreed, or indicated they intend, to tender all their Shares (including the Shares they will acquire through exercise of options) in response to the Offer.

     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, THE FINANCIAL ADVISOR TO A SPECIAL COMMITTEE ESTABLISHED BY THE COMPANY'S BOARD OF DIRECTORS, HAS DELIVERED TO THAT SPECIAL COMMITTEE ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF JULY 6, 2000, THE $9.25 IN CASH TO BE RECEIVED BY THE COMPANY'S SHAREHOLDERS, OTHER THAN THE MEMBERS OF MANAGEMENT OF THE COMPANY WHO HAVE AGREED TO EXCHANGE THEIR SHARES FOR INTERESTS IN BR HOLDINGS, AS A RESULT OF THE OFFER AND IN THE MERGER IS FAIR TO THOSE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THAT WRITTEN OPINION, AND A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE OPINION, WILL BE INCLUDED WITH THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH WILL BE MAILED TO SHAREHOLDERS WITH OR SHORTLY AFTER THIS OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO READ THE MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OPINION IN ITS ENTIRETY.

     The purpose of the Offer and the Merger is to enable the Purchaser to acquire all the outstanding stock of the Company.

     Tendering shareholders will not be required to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes as a result of the sale of Shares to the Purchaser in response to the Offer.

     Any tendering shareholder who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup Federal income tax withholding of 31% of the gross proceeds payable for the tendered shares. See Section 3. The Purchaser will pay all charges and expenses of American Stock and Transfer Trust Company, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 19.

     THE BOARD OF DIRECTORS OF THE COMPANY (WITH THE THREE DIRECTORS WHO WILL ACQUIRE INTERESTS IN ONE OR BOTH OF THE PURCHASER'S PARENTS BEING ABSENT OR NOT VOTING), BASED ON A RECOMMENDATION OF A SPECIAL COMMITTEE, (1) HAS APPROVED THE OFFER AND THE MERGER WHICH MAY FOLLOW THE OFFER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND (3) RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     Conditions to the Offer. The Offer is subject to some conditions. They are described in Section 11. HOWEVER, THE OFFER IS NOT CONDITIONED ON THE PURCHASER'S OBTAINING FINANCING. The Purchaser has the right, in its sole discretion, to waive any of the conditions to the Offer, other than the condition that at least 51% of the Shares which the Purchaser or BR Holdings do not own or have agreements to purchase when the Offer expires be properly tendered and not withdrawn. See Section 11.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In early January, a representative of Three Cities Research, Inc. ("TCR") received from John Corwin of Huntington Holdings, unsolicited, a description of the Company and a form of confidentiality agreement. Mr. Corwin explained that they had been retained by the Company to assist in evaluating strategic alternatives to enhance value to its shareholders. On January 21, 2000, John Corwin contacted W. Robert Wright, II of TCR and asked whether funds advised by TCR might be interested in acquiring the Company. On January 31, 2000, TCR signed and returned the confidentiality agreement.

     On February 16, 2000, Mr. Wright and Willem deVogel of TCR attended a presentation regarding the Company given by Jack Peth, the Company's President and Chief Executive Officer, John Palmer, the Company's Chief Operating Officer and Chief Financial Officer, Brian McNay, the Company's Executive Vice President--Sales, Jeffrey Tuttle, the Company's Executive Vice President--Marketing, and Mr. Corwin at the Company's headquarters in San Jose, California.

     On March 2 and 3, 2000, representatives of TCR visited the Company's headquarters to discuss the process for TCR to conduct due diligence regarding the Company. Shortly after that, TCR was sent a package of information regarding the Company. That package included a statement that Messrs. Peth, Palmer, McNay and Tuttle all wish to continue with and invest in the recapitalized Company.

     On March 16, 2000, Messrs. deVogel and Wright met with Mr. Peth and
Mr. Corwin at the Company's headquarters in San Jose and discussed the possibility that a company formed by Funds advised by TCR might make a tender offer for the Company for $9.75 per share. The closing price of the Company's stock on that day was $7.94. During the meeting the TCR representatives noted that the members of the management of companies TCR Funds acquired normally received equity interests in the companies.

     During the following period, the Company's Board appointed a Special Committee consisting of Harold Robbins and George Kelly, to consider strategic opportunities presented to the Company, enter into discussions or negotiations related to such strategies on opportunities and recommend to the Board of Directors what action, if any, should be taken with respect to them. The Special Committee retained Venture Law Group as its counsel and interviewed investment banks it might retain as advisors and which could be asked to render an opinion about the fairness of any transaction which might be agreed upon. The Special Committee subsequently retained Merrill Lynch, Pierce, Fenner & Smith Incorporated for these purposes.

     On April 12, 2000, Harold Robbins, one of the members of the Special Committee, called Willem deVogel, and told him that the Special Committee would not recommend an offer of $9.75 per share for the Company. On that day, the last reported sale price of the Company's stock was $7.75 per share. Subsequently, J. William Uhrig, another partner in TCR, and Mr. Corwin agreed that discussions should continue.

     On April 28, 2000, Messrs. Robbins, Kelly and Corwin met at TCR's offices in New York with Messrs. Uhrig and deVogel to discuss the price which a TCR acquisition company might be willing to pay for the Company's shares and to discuss the progress of TCR's review of a possible transaction.

     During the week of May 1, 2000, there was a series of telephone conversations between Messrs. Uhrig and Corwin regarding the price the TCR acquisition company might be willing to pay. On May 5, 2000, TCR said that, subject to completion of due diligence, it appeared the TCR acquisition company would be willing to pay $11.75 per share for the Company's stock. On May 12, 2000, Mr. Corwin informed Mr. Uhrig that the Special Committee would recommend a transaction at that price.

     On May 15, 2000, Clifford Chance Rogers & Wells, LLC ("CCR&W"), the attorneys for TCR, sent Orrick, Herrington & Sutcliffe LLC, the attorneys for the Company, a draft of a Plan and Agreement of Merger. Subsequently, on May 20, 2000, an attorney at Venture Law Group told an attorney at CCR&W that The Venture Law Group, as counsel to the Special Committee, would take the principal role in reviewing and negotiating a merger agreement.

     During the second and third weeks of May, representatives of TCR performed detailed due diligence. regarding the Company. In addition, TCR presented information regarding the Company to potential providers of senior debt financing which would be used in connection with the acquisition and as a source of funds for the Company after the acquisition. On May 22, 2000, a representative of TCR told Mr. Corwin that, because of the nature of the Company's business (particularly the importance to that business of one very large customer and one major supplier), and because of negative reactions of prospective financing sources, TCR would not be willing to proceed with a transaction at $11.75 per share. He said TCR would not be willing to pay more than $9.00 per share for the stock of the Company.

     On June 1 and 2, 2000, Messrs. Uhrig and deVogel met in New York with Messrs. Robbins and Corwin to discuss TCR's revised proposal. Following these meetings, Mr. Uhrig said that, as a possible alternative to paying $9.00 per share in cash, the TCR acquisition company would be willing to pay $8.00 in cash, and to have the Company issue to its shareholders convertible preferred stock with a liquidation preference of $2.00 per share, which would remain outstanding after the TCR acquisition company acquired the Company's common stock.

     On June 8, 2000, Mr. Corwin and counsel for the Special Committee told counsel for TCR that the Special Committee would not recommend the $9.00 per share Mr. Uhrig had proposed, but it would consider an offer of $9.75 in cash following a dividend to the Company's shareholders of $2.00 in convertible preferred stock. That was confirmed later in the day to Messrs. deVogel and Wright of TCR. In response, Mr. deVogel sent a letter to Messrs. Corwin, Kelly and Robbins in which he stated that, in view of the fact that the Special Committee would not recommend TCR's offer of $9.00 per share, TCR was terminating all discussions with the Company.

     On June 9, 2000, Mr. Robbins told Mr. deVogel that the Special Committee and the Board of Directors of the Company would be meeting on June 15 and June 16, 2000, respectively. Mr. Robbins urged that TCR increase the price to $9.75 per share. Eventually Mr. deVogel proposed increasing it to $9.25 per share. On the same day, Mr. deVogel told Mr. Peth on the telephone that TCR might be willing to proceed with a transaction at that price. Mr. Peth said he was not authorized to discuss price, but would convey the information to the Special Committee.

     Following June 9, 2000 there were discussions of the transaction at $9.25 per share. Among other things, TCR agreed that if the transaction were at that price, the break-up fee it would require, if, after an agreement was signed, the Company accepted what it viewed as a better proposal would be 1% of the enterprise value of the Company, rather than the 5% TCR had previously been seeking.

     On June 16, 2000, TCR was told that the Special Committee had recommended that the Board of Directors approve, and recommend to its shareholders, a transaction in which a TCR acquisition company would make a tender offer at $9.25 per share which, if successful, would be followed by a merger in which shareholders who had not tendered their shares, other than the TCR acquisition company, would receive the same $9.25 per share, and the Board of Directors had approved a transaction on those terms and determined that it would recommend that transaction to the Company's shareholders.

     On June 20, 2000, the attorneys for TCR sent Brobeck, Phleger & Harrison, LLP the personal attorneys for Messrs. Peth, Palmer, McNay and Tuttle, drafts of an agreement regarding those members of the Company's management's exchanging shares of the Company for interests in BR Holdings and copies of the Limited Liability Company Agreement of BR Holdings. On June 22, CCRW sent Brobeck drafts of employment agreements under which, if the Purchaser acquired the Company, the four members of the Company's management would be employed by the Purchaser (which, after the Merger, would own and operate the business of the Company).

     Between June 21 and July 7, 2000, there were discussions of the terms of the Merger Agreement. In addition, there were discussions of which members of the Company's management would exchange shares of the Company for interests in BR Holdings and the terms on which they might do so, of terms of employment agreements between the Company and four members of the Company's management, of how the Purchaser would be able to enforce non-competition provisions, on which TCR was insisting of stock interests in the parent of the merged company which would be provided to key employees and officers of the Company (including

Messrs. Peth, Palmer, McNay and Tuttle) after the Merger, and of deferred compensation which would be paid to Mr. Peth in exchange for his cancelling options to purchase shares. Late on July 7, 2000, after the U.S. securities markets had closed, the Merger Agreement was executed. On Monday, July 10, 2000, before the U.S. securities markets opened, the Company and TCR jointly announced the signing of the Merger Agreement and the Purchaser's intention to commence the Offer.

2. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is to enable BR Holdings, through Business Resource Holdings, Inc. ("Holding, Inc.") and the Purchaser, to acquire all the outstanding stock of the Company. BR Holdings and Holdings, Inc. were formed to acquire the Company.

     If at least 51% of the outstanding Shares that neither the Purchaser nor BR Holdings owns or has agreements to purchase when the Offer expires are properly tendered and not withdrawn, after purchasing the tendered Shares the Purchaser and BR Holdings together will own at least 53.5% of the outstanding Shares, and the other conditions set forth in the Merger Agreement are satisfied or waived, the Purchaser is required by the Merger Agreement to take all steps in its power to effect the Merger.

     The Company may not, and may not authorize or permit its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of or tender for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis. However, this will not prevent the Company from, in response to an acquisition proposal which the Company receives despite complying with the previous sentence and which the Special Committee of the Company's Board determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which (i) would result in the Company's shareholders' receiving cash consideration which is greater than the Offer Price and (ii) would be more favorable to the Company's shareholders than the Offer and the Merger, furnishing non-public information (after receipt of an appropriate confidentiality agreement) to the person, entity or group which makes the acquisition proposal and entering into discussions and negotiations with that potential acquiror.

     If the Company receives an acquisition proposal, or the Company learns that someone other than the Purchaser is contemplating soliciting tenders of Shares or otherwise proposes to acquire the Company or its Shares if the Company's shareholders do not tender their Shares to the Purchaser in response to the Offer or do not approve the Merger, the Company has agreed promptly to notify the Purchaser of that fact and to provide the Purchaser with all information in the Company's possession which the Purchaser reasonably requests regarding the acquisition proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide the Purchaser with any additional information the Company obtains regarding the acquisition proposal, the solicitation of tenders or the other proposed transaction.

     The Company may terminate the Merger Agreement if the Company receives a proposal for a cash acquisition of the Company, or somebody commences an all cash tender offer for all of the outstanding Shares, which (x) would result in the Company's shareholders' receiving consideration which is greater than the Offer Price, (y) is not subject to the outcome of due diligence or any other investigation, is not subject to a financing contingency and is from a proposed acquiror which the Special Committee reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction, and (z) the Special Committee determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's shareholders than the Offer and the Merger. However, the Company may only cancel the Merger Agreement if, after the Company has received the proposal and given the Purchaser at least 10 business days' prior notice that the Merger Agreement will terminate if the Purchaser does not increase the Offer Price to an amount at least as great as the cash consideration the Company's shareholders would receive under the proposal or tender offer by the other person, (A) the Purchaser does not increase the Offer Price to an amount at least as great as the cash per share the Company's shareholders would receive as a result of the proposal or tender offer by the other person, and
(B) the Company has (1) paid the Purchaser $750,000 and (2) reimbursed the Purchaser (or agreed in writing to reimburse the Purchaser) for all the expenses (up to $500,000) related to the transactions which are the subject of the Merger Agreement which the Purchaser or its affiliates (including Three Cities Research, Inc., BR Holdings and the Three Cities Fund) incurred in connection with the Merger Agreement and the transactions contemplated by it. If the Company notifies the Purchaser that the Merger Agreement will terminate unless the Purchaser increases the Offer Price, the Company will not be able to revoke that notice without the Purchaser's consent.

3. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a general discussion of certain of the expected Federal income tax consequences of the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and published regulations, rulings and judicial decisions in effect at the date of this Offer to Purchase, all of which are subject to change. The summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder in light of his or her personal circumstances or to certain types of holders subject to special treatment under the Federal income tax laws, such as life insurance companies, financial institutions, tax-exempt organizations and non-U.S. persons. The following summary may not be applicable with respect to Shares acquired through exercise of employee stock options or otherwise as compensation. It also does not discuss any aspects of state or local tax laws or of tax laws of jurisdictions outside the United States of America.

     THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SALE OF THEIR SHARES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     Sales of Shares in response to the Offer will be taxable transactions for Federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder upon sale of the Shares and the shareholder's tax basis in the Shares which are sold. Under present law, gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

     If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by the tendering shareholder will be capital gain or loss, which will be long-term or short term depending on whether the tendering shareholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a shareholder who is an individual will generally be taxed at a maximum Federal marginal tax rate of 20%. Short term capital gains recognized by an individual will generally be taxed at the individual's ordinary income tax rate. Capital gains recognized by a tendering corporate shareholder will be taxed at a maximum Federal marginal tax rate of 35%.

     A shareholder (other than certain exempt shareholders, including all corporations and certain foreign individuals) who tenders Shares may be subject to 31% backup withholding unless the shareholder provides its taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that it is awaiting a TIN. This should be done by completing and signing the substitute Form W-9 included as part of the Letter of Transmittal. A shareholder that does not furnish its TIN also may be subject to a penalty imposed by the IRS.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from each payment to that shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

4. CERTAIN EFFECTS OF THE TRANSACTION.

     Nasdaq National Market. The purchase of the Shares tendered in response to the Offer will reduce the number of Shares that might otherwise trade publicly and probably will significantly reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased as a result of the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of the Nasdaq Stock Market), which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 shareholders (or 300 shareholders holding round lots) and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300 or the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for Shares, the Shares would no longer qualify for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by a beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of June 29, 2000, there were approximately 228 holders of record and approximately 525 beneficial owners of Shares and 5,298,753 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion on the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the ability to sell Shares could be adversely affected.

     If the Shares no longer meet the requirements for inclusion in any tier of the Nasdaq Stock Market, quotations might or might not still be available from other sources. The extent of the public market, and availability of quotations, for the Shares would depend upon the number of holders of Shares after the purchase of the Shares tendered in response to the Offer, whether securities firms are interested in maintaining a market in the Shares, the possible termination of registration under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. That registration may be terminated upon application of the Company to the Securities and Exchange Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information the Company would be required to furnish to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement that the Company furnish a proxy statement or information statement in connection with shareholder actions pursuant to Section 14 of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section
18. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of those securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If the Purchaser purchases the Shares which are tendered in response to the Offer, the Company may seek to cause the Company to terminate quotation of the Shares on the Nasdaq Stock Market and, if there are fewer than 300 remaining holders of record of Shares, to apply to terminate the registration of the Shares under the Exchange Act. It might do that before the shareholders are asked to vote to approve the Merger (if shareholder approval is required), in which case the Purchaser could give the necessary approval of the Merger without the Company's sending a proxy statement or an information statement to its shareholders. Even if less than 51% of the outstanding Shares which the Purchaser and BR Holdings did not own or have agreements to purchase on July 11, 2000 are properly tendered and not withdrawn, if the Purchaser purchases the Shares which are properly tendered and not withdrawn (which would require the Company's consent), the Shares may no longer be eligible for inclusion on the Nasdaq Stock Market and the Company may be able to terminate the registration of the Shares under the Exchange Act. If that is the case, the Purchaser will seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after they are no longer quoted on the Nasdaq Stock Market.

5. FAIRNESS OF THE TRANSACTION.

     The Purchaser, BR Holdings, Holdings, Inc. and the Three Cities Fund believe that the Offer and the Merger are fair to holders of Shares who are not affiliated with the Purchaser, BR Holdings, Holdings, Inc. the Three Cities Fund or the Company. An important reason for their belief is the fact that the $9.25 per share which the Purchaser is offering for the Shares in the Offer, and which holders of Shares will receive as a result of the Merger if it occurs, is more than 37% higher than the last sale price of the Shares reported on the Nasdaq National Market on July 7, 2000, the last full day of trading prior to the day on which there was a public announcement of the execution of the Merger Agreement and the transactions contemplated by it (including the Offer). Other factors which contribute to the Purchaser's belief that the Offer and the Merger are fair to holders of Shares who are not affiliated with the Purchaser, BR Holdings, Holdings, Inc. the Three Cities Fund or the Company are (a) in addition to exceeding the last reported sale price of the Shares on July 7, 2000, by more than 37%, the Offer Price exceeds by more than 2.5% the highest price at which the Shares were traded during the twelve months prior to that (which was $9.00 per Share); and exceeds the highest price at which the Shares have traded since 1995, and (b) the Offer Price substantially exceeds the Company's shareholders' equity per share at April 30, 2000 (which was $3.81 per share).

     Merrill Lynch, Pierce, Fenner & Smith Incorporated gave an opinion to a Special Committee of the Company's Board of Directors regarding the fairness from a financial point of view of the consideration to be paid in the Offer and the Merger. See Item 6.

     The Purchaser, BR Holdings, Holdings, Inc. and the Three Cities Fund understand that the Special Committee and the entire Board of Directors of the Company (with the three directors who will acquire interests in BR Holdings or participate in the Business Resource Holdings, Inc. stock purchase plan not present or abstaining) unanimously approved the Offer and the Merger Agreement. Therefore, the Merger Agreement was approved by all the directors of the Company who are not employees of the Company.

     On July 10, 2000, a few hours after the Offer was announced, George Reynolds, who says he is a shareholder of the Company, instituted an action in the Superior Court of California, Santa Clara County, against the Company and Harry S. Robbins, John W. Peth, Brian D. McNay and Jeffrey D. Tuttle, all of whom are directors of the Company. The complaint claims the action is brought as a class action on behalf of the holders of the Company's common stock against the Company and its directors "arising out of the defendants' efforts to complete a management-led buyout ('MBO') of [the Company] at a grossly inadequate and unfair price" and "their efforts to provide certain insiders and directors with preferential treatment at the expense of, and which is unfair to, the public shareholders." The suit alleges that the defendants "are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class." The suit seeks, among other things, an injunction against the defendants, and persons acting in concert with them, consummating an offer by John Peth and three of the Company's senior officers to purchase the outstanding shares of the Company for $9.25 per share.

6. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

     None of the Purchaser, BR Holdings, Holdings, Inc. or the Three Cities Fund has received a report, opinion or appraisal from an outside party related to the Offer or the Merger, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration being offered to holders of Shares or the fairness of the transaction to the Company, to the Purchaser, Holdings, Inc., the Three Cities Fund or its shareholders (including BR Holdings) or to holders of Shares or other securities of the Company who are not affiliates of the Company. The Schedule 14D-9, which will be filed by the Company with the SEC, copies of which will be sent to the Company's shareholders, describes an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the fairness of the Offer and the Merger to the Company's shareholders (other than the purchaser, BR Holdings and two executive officers of the Company who will exchange shares for interests in BR Holdings) from a financial point of view.

                                THE TENDER OFFER

     7. TERMS OF THE OFFER.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Time and not withdrawn in accordance with Section 10. The term "Expiration Time" means 5:00 p.m., New York City time, on August 11, 2000, unless the Purchaser extends the period during which the Offer is open, in which event the term "Expiration Time" will mean the time and date at which the Offer, as extended, will expire before the Purchaser accepts or pays for any Shares. The Purchaser may extend the Expiration Time until not later than August 17, 2000 (or, if the number of shares tendered does not increase the Shares owned by the Purchaser and BR Holdings to least 90% of the outstanding Shares, until not later than September 13, 2000). Also, the Purchaser may extend the Offer for a period of up to 20 business days subsequent to the Expiration Time. During that subsequent period, if there is one, the Purchaser will purchase and pay for Shares as they are received rather than waiting for the subsequent period to expire.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the Company's consent (which must be approved by the Special Committee) (a) accept tendered Shares unless at least 51% of the Shares neither the Company nor BR Holdings owns or has agreements to purchase when the tender offer expires are properly tendered and not withdrawn, (b) decrease the number of Shares it is offering to purchase, (c) reduce the Purchase Price, (d) modify or add to the conditions described in Section 11, (e) change the form of consideration it is offering, or (f) extend the Offer, except as required or permitted by the Merger Agreement (which is described below).

     The Purchaser reserves the right, at any time and from time to time (except as limited by the Merger Agreement), to extend the period during which the Offer is open, by giving oral or written notice of the extension to the Depositary and by making a public announcement of it as described below. The Merger Agreement permits the Purchaser to extend the Expiration Time until up to 60 days after the date the Purchaser files the Schedule TO with the Securities and Exchange Commission (the "SEC"). During any extension, all Shares previously tendered and not withdrawn will remain tendered in response to the Offer, subject to the rights of a tendering shareholder to withdraw tendered Shares. See Section 10.

     Subject to the Merger Agreement and the applicable regulations of the SEC, the Purchaser reserves the right, at any time and from time to time, to
(i) delay acceptance for payment of, or, regardless of whether Shares were already accepted for payment, payment for, Shares pending receipt of any regulatory or third-party approval described in Section 18 or in order to comply in whole or in part with any other applicable law, (ii) terminate the Offer and not accept for payment any Shares if any of the conditions described to in
Section 11 has not been satisfied or upon the occurrence of any of the events described in Section 11 or (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement of it, as described below.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Shares upon the occurrence of any of the events described in Section 11 without extending the period of time during which the Offer is open.

     The Purchaser will make a public announcement of any extension, delay, termination, waiver or amendment as promptly as practicable after it takes place. In the case of an extension, the Purchaser will make a public announcement no later than 9:00 a.m., New York City time, on the business day after the day of the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of the changes), the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition to the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in Section 11. The Purchaser reserves the right (but will not be obligated) to waive any or all of those conditions, except that the Purchaser requires the Company's consent to waive the condition that at least 51% of the Shares which neither the Company nor BR Holdings owns or has agreements to purchase when the tender offer expires be properly tendered and not withdrawn.

     The Company has given the Purchaser a shareholder list and security position listings for the purpose of enabling the Purchaser to disseminate the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     8. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares which are validly tendered (and not properly withdrawn in accordance with Section 10) prior to the Expiration Time. Shares will be accepted as soon as practicable after the later to occur of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions set forth in
Section 11. Any determination concerning the satisfaction of the terms and conditions of the Offer will be made by the Purchaser. See Section 11. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. See
Section 18.

     In all cases, payment for Shares which are tendered in response to the Offer and accepted for payment will be made only after timely receipt by the Depositary of (a) the certificate(s) representing the tendered Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Shares into the Depositary's account at The Depositary Trust Company ("DTC"), as described in Section 9, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of one), or an Agent's Message in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

     An "Agent's Message" is a message, transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility which is tendering Shares that the participant has received, and agrees to be bound by the terms of, the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the Shares for payment. Payment for Shares which are tendered prior to the Expiration Time and accepted will be made by deposit of the aggregate purchase price for all the Shares which are accepted for payment with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering shareholders. Shares which are tendered during a period subsequent to the Expiration Time, if the Offer is extended for a period subsequent to the Expiration Time, will be made by deposit of the purchase price of particular Shares with the Depositary promptly those Shares are received. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE OFFER PRICE BY REASON OF ANY DELAY IN PAYING FOR SHARES. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to pay for Shares will be satisfied and tendering shareholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or the Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser and those Shares may not be withdrawn, except to the extent the tendering shareholder exercises withdrawal rights as described in Section 10. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as the charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason, or if certificates which are submitted evidence more Shares than are tendered, certificates representing Shares which are not tendered or otherwise are not purchased will be returned or sent, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, Shares which are not purchased will be credited to an account at that Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole, or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares which are tendered in response to the Offer, but such a transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares which are validly tendered in response to the Offer and accepted for payment.

     9. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered in response to the Offer, (a) a Letter of Transmittal or a facsimile of one, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and (b) either (i) the certificates representing the tendered Shares must be received by the Depositary along with the Letter of Transmittal, (ii) the Shares must be tendered using the procedure for book-entry transfer described below, and the Book-Entry Confirmation must be received by the Depositary prior to the Expiration Time, or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL, AND OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. ITEMS WILL BE DEEMED DELIVERED ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary's account at DTC. Although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal or a facsimile of one, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, as well as the Book Entry Confirmation relating to the Shares, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time (or the end of any subsequent period during which the Offer remains open) or the guaranteed delivery procedures described below must be followed.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO DTC OR TO THE PURCHASER DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal need not be guaranteed, unless, in the case of the Letter of Transmittal, the Shares to which they relate are being tendered by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal. Signatures on Letters of Transmittal on which either of those boxes has been completed must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion

Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program (each, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates representing Shares which are not tendered or are not accepted for payment are to be returned, to a person other than the registered holder(s), then the Share certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share certificate, with the signature(s) on the Share certificate or stock powers guaranteed. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share certificates are delivered to the Depositary at different times, a properly completed and duly executed Letter of Transmittal (or facsimile of one) must accompany each delivery.

     Guaranteed Delivery. If a shareholder wishes to tender Shares in response to the Offer but the Share certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Time, or the procedure for book-entry transfer cannot be completed on a timely basis, the Shares may nevertheless be tendered as follows:

          (i) the tender must be made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided with this Offer to Purchase, must be received by the Depositary before the Expiration Time; and

          (iii) the Share certificates representing all the tendered Shares, in proper form for transfer, or the Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile of one), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal must be received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, but must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase.

     Payment for Shares which are accepted for payment will be made only after
(i) timely receipt by the Depositary of Share certificates for, or of Book-Entry Confirmation with respect to, the Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile of one), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, it is possible that payment will not be made to all tendering shareholdersat the same time.

     Backup United States Federal Withholding Tax. Under the United States Federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain shareholders.To prevent backup Federal income tax withholding, each tendering shareholder must provide the Depositary with the shareholder's correct taxpayer identification number, or certify that the shareholder is exempt from backup Federal income tax withholding, by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as the tendering shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and with respect to any other securities issued in respect of those Shares on or after the date of this Offer to Purchase). That proxy is considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and to the extent that the Purchaser accepts the tendered Shares for payment pursuant to the Offer. When tendered Shares are accepted for payment, all prior proxies given by the shareholder with respect to the tendered Shares and any other securities issued in respect of them will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the tendered Shares and any other securities for which the appointment is effective, be empowered to exercise all voting and other rights of the tendering shareholder as they, in their sole discretion, deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Shares, the Purchaser will be able to exercise full voting rights with respect to the Shares.

     Proxies are effective only as to Shares accepted for payment pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders. Any solicitation of proxies will be made only with separate proxy soliciting materials which comply with the Exchange Act, if it is applicable.

     Determinations Regarding Tenders. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Shares using any of the procedures described above will be determined by the Purchaser, and the Purchaser's determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares which it determines were not in proper form or if the acceptance for payment of, or payment for, the Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (except to the extent it has agreed in the Merger Agreement not to do so) or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions to it) will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered in response to the Offer will constitute a binding agreement by the tendering shareholder to sell, and by the Purchaser to purchase, the tendered Shares on the terms and subject to the conditions of the Offer.

     10. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 10, tenders of Shares made in response to the Offer are irrevocable. Shares tendered in response to the Offer may be withdrawn at any time prior to the Expiration Time and, unless they have been accepted for payment by the Purchaser, may also be withdrawn at any time after August 17, 2000. If the Offer is extended for a period following the Expiration Time, Shares tendered during the subsequent period may not be withdrawn and will be accepted for payment promptly after they are received.

     If the Purchaser extends the Offer, is delayed in accepting Shares for payment or is unable to accept Shares for payment for any reason, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdraw them as described in this Section 10. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. A notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share certificates have been tendered) the name of the registered holder, if different from that of the person who tendered the Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of those Share certificates, the serial numbers shown on the particular Share certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. After Shares are properly withdrawn, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Time (or the expiration of a subsequent period during which the Offer is open) using one of the procedures described in Section 9.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     11. CONDITIONS OF THE OFFER.

     The Purchaser will not be required to accept for payment or, subject to any applicable SEC rules, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, the Shares which are tendered in response to the Offer if:

          (a) The Shares which are properly tendered and not withdrawn are less than 51% of the outstanding Shares which the Purchaser or BR Holdings do not own or have agreements to purchase when the Offer expires.

          (b) The number of Shares which are properly tendered and not withdrawn, together with the number of Shares owned by the Purchaser or BR Holdings immediately before the Offer expires, totals less than 53.5% of the outstanding Shares.

          (c) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, that would make the acquisition of the Shares by the Purchaser illegal or otherwise prohibit consummation of the Offer or the Merger; or

          (d) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq National Market which continued for at least three business days,
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on the Purchaser's ability to pay for all the Shares which are tendered in response to the Offer and to carry out the Merger on the terms contemplated by the Merger Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through
     (iv) which exists at the date of the commencement of the Offer.

          (e) Any of the representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the date of the Merger Agreement, except failures to be true and correct which would not, in the aggregate, have a material adverse effect upon the Company or adversely affect the Purchaser's legal ownership of the Shares, the Purchaser's legal ability to consummate the Merger as contemplated by the Merger Agreement, or the ownership of the surviving corporation after the Merger by the persons which own the stock of the Purchaser immediately before the Merger;

          (f) The Purchaser, BR Holdings, Holdings, Inc. or the Three Cities Fund learn that the Company's Annual Report on Form 10-K for the year ended October 31, 1999, or Quarterly Report on Form 10-Q for the three months ended January 31, 2000, was misleading in a material respect or omitted to state a material fact required to be stated therein (other than with regard to matters which are the subject of the Shareholder Suits);

          (g) The Company has not performed all the obligations it is required to have performed under the Merger Agreement by the Expiration Time, except failures which (i) would, in the aggregate, not materially impair or delay the ability of the Purchaser to consummate the purchase of the Shares which are tendered in response to the Offer or the ability of the Purchaser and the Company to effect the Merger, (ii) have been caused by or result from a breach of the Merger Agreement by the Purchaser; or (iii) do not, and are not reasonably expected to, have a material adverse effect on the Company;

          (h) The Merger Agreement has been terminated in accordance with its terms; or

          (i) The Board of Directors of the Company withdraws or modifies in a manner adverse to the Purchaser the Board's approval or recommendation of the Offer or the Merger.

     The conditions set forth above are for the sole benefit of the Purchaser, and may be waived by the Purchaser, in whole or in part, except that the Purchaser cannot waive the condition in paragraph (a) regarding at least 51% of the shares not owned by the Purchaser or BR Holdings without the consent of the Company. Any delay by the Purchaser in exercising the right to terminate the Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.

     12. PRICE RANGE OF SHARES.

     The Shares trade on the Nasdaq National Market under the symbol "BRGP." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq National Market as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service:

                                                                                        SALES PRICE
                                                                                    -------------------
                                                                                     HIGH         LOW
                                                                                    ------      -------
FISCAL YEAR ENDED OCTOBER 31, 1998
  First Quarter..................................................................   $3.75       $3
  Second Quarter.................................................................    3.75        3.0625
  Third Quarter..................................................................    3.375       2.1875
  Fourth Quarter.................................................................    3.25        1.125

FISCAL YEAR ENDED OCTOBER 31, 1999
  First Quarter..................................................................   $3.75       $2.25
  Second Quarter.................................................................    3.75        2.5
  Third Quarter..................................................................    3.875       2.6875
  Fourth Quarter.................................................................    4.25        3

FISCAL YEAR ENDED OCTOBER 31, 2000
  First Quarter..................................................................   $6.5        $3.1875
  Second Quarter.................................................................    9           5.125
  Third Quarter, through July 7, 2000............................................    8.5         5.5

     On July 7, 2000, the last full day of trading before the day on which the Offer and the Merger were publicly announced, and the Offer was commenced the last sale price of the Shares reported on the Nasdaq National Market was $6.75 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     13. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Securities and Exchange Commission and other public sources. None of the Purchaser, BR Holdings, Holdings, Inc. or the Three Cities Fund assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of that information of which none of the Purchaser, BR Holdings, Holdings, Inc. or the Three Cities Fund is aware.

     The Company is a California corporation with its principal executive offices located at 2150 North First Street, Suite 101, San Jose, California 95131. According to the Company's Annual Report on Form 10-K for the year ended October 31, 1999 (the "Company 10-K"), the Company is a provider of workspace products and services to businesses. At October 31, 1999, the Company had locations in five states, primarily in the southern United States.

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended

April 30, 2000 and April 30, 1999 (the "Company 10-Q's"). More comprehensive financial information is included in the Company 10-K and the Company 10-Q's and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to those reports and other documents. They may be examined and copies may be obtained from the SEC's offices in the manner set forth below.

                            BUSINESS RESOURCE GROUP
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                        SIX MONTHS ENDED
                                                             FISCAL YEARS ENDED OCTOBER 31,                APRIL 30,
                                                     ------------------------------------------------   -----------------
                                                      1995      1996      1997      1998       1999      1999      2000
                                                     -------   -------   -------   -------   --------   -------   -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total net revenues................................   $40,628   $78,280   $72,701   $93,565   $124,974   $55,387   $88,388
Total cost of net revenues........................    30,784    62,371    57,430    73,234     97,302    43,163    68,098
                                                     -------   -------   -------   -------   --------   -------   -------
Gross Profit......................................     9,844    15,909    15,271    20,331     27,672    12,224    20,290
Selling, general and administrative expenses......     8,143    12,870    16,622    17,498     22,449    10,297    15,811
                                                     -------   -------   -------   -------   --------   -------   -------
Operating income (loss)...........................     1,701     3,039    (1,351)    2,833      5,223     1,927     4,479
Other Income (expense)............................        17       124        66      (264)      (663)     (350)     (528)
                                                     -------   -------   -------   -------   --------   -------   -------
Income (loss) before income taxes.................     1,708     3,163    (1,285)    2,569      4,560     1,577     3,951
Income taxes......................................       122     1,309      (523)    1,066      1,885       653     1,634
                                                     -------   -------   -------   -------   --------   -------   -------
Net income (loss).................................     1,586     1,854      (762)    1,503      2,675       924     2,317
                                                     =======   =======   =======   =======   ========   =======   =======
Net income (loss) per common share:
  Basic...........................................      0.26(2)    0.38     (.16)     0.30       0.52      0.18      0.44
  Diluted.........................................      0.26(2)    0.38     (.16)     0.30       0.52      0.18      0.40
BALANCE SHEET DATA:
Current assets....................................     9,470    10,063     9,279     9,075     10,187    41,836    45,792
Total assets......................................    16,053    22,560    20,760    27,978     50,813    50,813    56,785
Total long-term debt (excluding current
  portion)........................................       120        --        --       733      1,552     1,552     2,616
Total shareholders' equity........................    11,020    13,002    12,452    14,396     17,455    17,445    20,163
Shareholders' equity per share(1).................        --        --        --        --       3.38        --      3.81

------------------
(1) Based on 5,170,524 and 5,295,079 Shares issued and outstanding as of October 31, 1999 and April 30, 2000, respectively, as reported in the Company's Report on Form 10-K for the year ended October 31, 1999 and its Report on Form 10-Q for the six months ended April 30, 2000.

(2) Pro Forma Net Income and Net Income Per Basic and Diluted Shares--Through June 1995, the Company was not subject to federal and most state income taxes since its shareholders elected that the Company be taxed as an S Corporation pursuant to the Internal Revenue Code. Therefore, no provision for federal income taxes has been included in the summary financial data for fiscal 1994 and the portion of fiscal 1995 during which the Company was an S Corporation. Although the S Corporation election is recognized for California income tax purposes, the State of California requires S Corporations to pay a tax of 1.5% of taxable income. Effective June 1995, in conjunction with the Company's initial public offering of its common stock, the Company's status as an S Corporation was terminated and the Company became subject to federal and state income taxes.

     The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of those persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 3rd Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006. All of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     In connection with its efforts to evaluate a possible acquisition of the Company, TCR was provided with materials about the Company which included
(a) pro forma information about what the results of the Company and its subsidiaries would have been if three companies the Company acquired during fiscal 1999 had been owned by the Company during the entire fiscal year, and (b) projections of the Company's operating results during 2000, 2001 and 2002. The projections assumed the Company would make at least three acquisitions during those fiscal years. The projections showed that between fiscal 1999 and fiscal 2002 (i) revenues would grow at a compound annual rate of 22.8% (from pro forma 1999 revenues of $145.7 million to projected 2002 revenues of $270.0 million) and earnings before interest, taxes, depreciation and amortization would grow at a compound annual rate of $50.3% (from pro forma 1999 EBITDA of $7.6 million to projected 2002 EBITDA of $26.7 million). In addition to resulting in part from anticipated benefits of acquisitions during the next three years, the projected increases resulted in part from an assumption that the Company would increase its gross profit margin from 22.5% in 1999 to 26.7% in 2002. The materials also projected that during the third quarter of fiscal 2000 (ending July 31, 2000), the Company would have revenues of $39.7 million and EBITDA of $2.1 million.

     14. INFORMATION CONCERNING THE PURCHASER, HOLDINGS, INC., BR HOLDINGS AND THREE CITIES FUND III.

     The Purchaser. The Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer). The principal executive offices of the Purchaser are located at the offices of Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. The Purchaser is wholly owned by Holdings, Inc., which is wholly owned by BR Holdings. The Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Merger Agreement and preparation for the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Holdings, Inc. Holdings, Inc. is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer). Holdings Inc. is wholly owned by BR Holdings. The principal executive offices of Holdings, Inc. are located at the offices of Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Holdings, Inc. does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization and preparation for the Offer and the Merger. Because Holdings, Inc. is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Holdings, Inc. is available.

     BR Holdings. BR Holdings is a Delaware limited liability company organized in order to acquire Shares from two members of the management of the Company [(both of whom are directors)] and then, through a subsidiary (the Purchaser) enter into the transactions which are the subject of the Merger Agreement (including the Offer). The principal executive offices of Holdings are located at the offices of Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Immediately before the Purchaser accept the Shares which are tendered in response to the Offer, BR Holdings will acquire from two members of the management of the Company approximately 6% of the outstanding Shares in exchange for interests in BR Holdings. In addition, it issued interests to the Three Cities Funds, primarily for notes evidencing obligations to provide funds to be used in connection with the Offer and the Merger. BR Holdings will transfer all Shares it acquires prior to the expiration of the Offer and the notes to the Purchaser. Because BR Holdings is newly formed, no meaningful financial information regarding BR Holdings, is available.

     The Three Cities Fund. Three Cities Fund III, L.P. and two affiliated investment funds own 100% of BR Holdings. Three Cities Fund III, L.P. is a Delaware limited partnership. It is principally engaged in investing in securities selected by its investment committee. The principal executive offices of Three Cities Fund III are located at the offices of Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022.

     During the last 5 years none of the Purchaser's, Holdings, Inc., BR Holdings' or any of Three Cities Fund III's officers, directors or general partners was (1) convicted in a criminal proceeding or (2) party to a civil proceeding of a judicial or administrative body and as a result of the proceeding was or is subject to a judgment enjoining future violations of or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     None of the Purchaser, Holdings, Inc., BR Holdings or Three Cities Fund III is subject to the informational and reporting requirements of the Exchange Act. Therefore, none of them files reports or other information with the Commission relating to its businesses, financial condition or other matters.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser, Holdings, Inc., BR Holdings and Three Cities Fund III are set forth in Schedule I.

     Except for the 319,168 Shares BR Holdings expects to acquire immediately prior to the expiration of the Offer and transferred by it, through Holdings, Inc., to the Purchaser, none of the Purchaser, Holdings, Inc., BR Holdings, Three Cities Fund III or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or majority owned subsidiary of any of those persons beneficially owns any equity security of the Company, and none of the Purchaser, Holdings, Inc., BR Holdings, Three Cities Fund III or, to the best of their knowledge, any of the other persons referred to above, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, none of the Purchaser, Holdings, Inc., BR Holdings, Three Cities Fund III or, to the best of their knowledge, any of the persons listed on Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the Purchaser, Holdings, Inc., BR Holdings, Three Cities Fund III or, to the best of their knowledge, any of the persons listed on Schedule I has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, Holdings, Inc., BR Holdings, Three Cities Fund III, or their respective subsidiaries, or, to the best of their knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     15. SOURCE AND AMOUNT OF FUNDS.

     If all the outstanding Shares not owned by the Purchaser, Holdings, Inc., BR Holdings or the Three Cities Fund were tendered in response to the Offer, the Purchaser would be required to pay a total of approximately $46,000,000 to purchase the tendered Shares and pay the fees and other expenses related to the Offer. See Section 19. The Purchaser expects to obtain the funds required to consummate the Offer through payments by Three Cities Fund III and other owners of interests in BR Holdings and through payments of notes given in payment for interests in BR Holdings which will be transferred by BR Holdings, through Holdings, Inc., to the Purchaser in exchange for common stock, preferred stock and subordinated notes of the Purchaser. Additional funds will be obtained from borrowings from Comerica Bank-California which are the subject of a commitment dated July 7, 2000.

     16. THE MERGER.

     The Merger Agreement. The Merger Agreement requires that if the Purchaser accepts the Shares which are tendered in response to the Offer and not withdrawn, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger" (which, with one exception, will be within the Purchaser's control), the Company will be merged into the Purchaser, which will be the surviving corporation of the Merger (the "Surviving Corporation"). As a result of the Merger (i) BR Holdings (the indirect sole shareholder of the

Purchaser) will become the indirect sole shareholder of the Company, and
(ii) all the pre-Merger shareholders of the Company, other than the Purchaser and BR Holdings, will receive cash equal to the Offer Price (i.e., $9.25 per share).

     Under the California General Corporation Law, a company may not merge with an entity which (directly or through affiliates) owns more than 50% but less than 90% of the outstanding shares of the company, unless holders of nonredeemable stock of the company receive in the merger nonredeemable common shares of the surviving corporation or its parent. This would prevent the Purchaser from paying cash in the Merger unless following completion of the Offer, the Purchaser owned at least 90% of the outstanding Shares, or the Purchaser subsequently increased its ownership to that level. In order to be sure the Company's shareholders can receive cash as a result of the Merger, if the Purchaser does not own at least 90% of the outstanding Shares after the Offer is completed, the Purchaser will vote in favor of the Company's changing its state of incorporation to Delaware, and therefore to cause the Merger to take place entirely under Delaware law (which permits cash to be issued in a merger regardless of the number of shares one party may own of the other). The Company would change its state of incorporation to Delaware by forming a wholly owned Delaware corporation and merging into that Delaware corporation in a transaction in which each share of stock of the Company would become an identical share of stock of the Delaware corporation. The Purchaser would be required to vote for, and otherwise support, that reincorporation merger to the same extent it is required to vote for and otherwise support the Merger. Because the reincorporation would not have any effect on the Merger other than requiring an extra step to cause it to take place (which could delay it), the discussion below assumes the Merger will take place without the need for the Company to reincorporate in Delaware.

     Recommendation. The Merger Agreement states that the Special Committee of the Company's Board of Directors has determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its shareholders and that based upon the recommendation of the Special Committee, the Board of Directors has resolved to recommend that the Company's shareholders accept the Offer, tender their Shares in response to the Offer and, if required to permit the Merger to take place, adopt and approve the Merger Agreement and the Merger. The Board may, upon recommendation of the Special Committee, withdraw, modify or amend its recommendation if it determines, based upon advice of the Company's legal counsel, that its failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. Each of the directors and executive officers of the Company has agreed to tender and sell his or her shares in response to the Offer, except that directors and executive officers whose sales might result in liability under Section 16(b) of the Exchange Act have agreed that if they do not tender and sell their Shares in response to the Offer, they will vote their Shares in favor of the Merger.

     Stock of the Company. AT THE EFFECTIVE TIME, (A) EACH COMMON SHARE WHICH IS NOT OWNED BY THE PURCHASER WILL BECOME THE RIGHT TO RECEIVE $9.25 IN CASH, OR ANY OTHER PRICE PER SHARE PAID WITH REGARD TO THE SHARES TENDERED IN RESPONSE TO THE OFFER (WHICH MAY NOT BE LESS THAN $9.25 PER SHARE) AND (B) EACH SHARE OWNED BY THE PURCHASER OR ITS SHAREHOLDERS, INCLUDING BR HOLDINGS, OR BY THE COMPANY OR ITS SUBSIDIARIES, WILL BE CANCELLED AND NO PAYMENT WILL BE MADE WITH RESPECT TO THOSE SHARES.

     Stock of the Purchaser. At the Effective Time, each share of stock of the Purchaser which is outstanding immediately before the Effective Time will be converted into and become one share of the same class of stock of the Surviving Corporation. Therefore, BR Holdings, which is the sole shareholder of the Purchaser, will become the sole shareholder of the Company.

     Company Options and Warrants. At the Effective Time, each outstanding option or warrant issued by the Company will become the right to receive
(i) the amount, if any, by which the Offer Price exceeds the exercise price of the option or warrant, times (ii) the number of Shares issuable upon exercise of the option or warrant in full.

     Shareholder Vote Required to Approve Merger. Under the California General Corporate Law (the "CGCL"), the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. Immediately before the Purchaser accept the Shares which are tendered in response to the Offer, the Purchaser expects to own approximately 6% of the outstanding Shares and the Merger will not be presented to the shareholders unless the Purchaser has acquired through the Offer at least 51% of the remaining Shares. Therefore, if the Merger is presented to the shareholders for approval, the

Purchaser and its affiliates will be able to cause the Merger to be approved, even if no other shareholders vote for it. If the Purchaser acquires at least 90% of the outstanding shares, under Section 1110 of the CGCL, shareholder approval will not be required.

     Shareholders Meeting. If approval by the Company's shareholders is required in order to consummate the Merger, and if the Purchaser purchases the Shares which are properly tendered in response to the Offer, the Company will hold a special meeting of its shareholders as soon as practicable after the Expiration Time for the purpose of adopting the Merger Agreement and approving the Merger.

     Conditions to the Merger. If the Purchaser acquires the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser and BR Holdings will be contractually obligated to vote in favor of the Merger. The obligations of the Company to carry out the Merger will be conditioned on the Merger's being approved by the holders of a majority of the outstanding Shares. In addition, the obligations of the Company and of the Purchaser to complete the Merger each are subject to the conditions that: (a) either of them will have fulfilled in all material respects all its obligations under the Merger Agreement required to have been fulfilled on or before the Merger Date; (b) no order will have been entered by any court or governmental authority and be in force which invalidates the Merger Agreement or restrains the Company or the Purchaser from completing the transactions contemplated by the Merger Agreement; and (c) if shareholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of at least a majority of the outstanding Shares.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the terms of the Merger Agreement by the shareholders of the Company:

          (1) by mutual consent of the Company and the Purchaser;

          (2) by the Company if (i) any of the representations and warranties of the Purchaser contained in the Merger Agreement was not complete and accurate in all material respects on the date of the Merger Agreement or
     (ii) any of the conditions to the Company's obligations to complete the Merger are not satisfied or waived by the Company prior to or on the date of the Merger;

          (3) by the Purchaser if (i) any of the representations or warranties of the Company contained in the Merger Agreement was not complete and accurate in all material respects on the date of the Merger Agreement, or
     (ii) any of the conditions to the Purchaser's obligations to complete the Merger are not satisfied or waived by the Purchaser prior to or on the date of the Merger;

          (4) by the Company if after the date of the Merger Agreement and before the Purchaser accepts the Shares which are properly tendered and not withdrawn, (A) it receives an Acquisition Proposal or a potential acquiror commences a cash tender offer for all the Company's outstanding stock (other than that already owned by potential acquiror), (B) within 10 business days after the Company receives a Firm Proposal or the tender offer is commenced, the Company's Board of Directors determines the Firm Proposal or the tender offer is a Superior Proposal and resolves to accept the Superior Proposal unless the Purchaser will increase the Tender Offer Price to an amount at least as great as that offered in the Superior Proposal or to recommend that shareholders tender their shares in response to the Superior Proposal, and (C) the Company has given the Purchaser at least 10 business days' prior notice (i) of the terms of the Superior Proposal (including the consideration per Share, valuing non-cash consideration as provided in the Merger Agreement, the Company's shareholders would receive as a result of the Superior Proposal), and
     (ii) that unless the Purchaser increases the Tender Offer Price to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal, the Merger Agreement will terminate as set forth in the notice and (E) the Company has paid the Purchaser $750,000, and reimbursed or agreed to reimburse the Purchaser for its out of pocket expenses (up to $500,000) incurred in connection with the Merger Agreement and the transactions contemplated by it. A "Superior Proposal" is an Acquisition Proposal which
     (A) would result in the Company's shareholders receiving consideration which is at least 10% greater than the Offer Price, (B) is not subject to the outcome of due diligence or any other form of investigation, (C) is not subject to a financing contingency and is from a proposed acquiror which the Board determines in good faith, after consultation with its independent financial advisor, has the financial resources necessary to carry out the transaction and (D) the Board determines in good faith after consultation with its independent financial advisor, to be more favorable to the Company's shareholders than the Offer and the Merger.

     The Company will not be able to withdraw a notice that it will terminate the Merger Agreement which it gives as described in condition (4) unless the Purchaser consents to the withdrawal.

     Effect of Termination of the Merger Agreement. If the Merger Agreement is terminated, neither the Company nor the Purchaser will be required to complete the Merger. Termination of the Merger Agreement will not relieve either party of liability for any breach of the Merger Agreement which occurs before the Merger Agreement is terminated. If the Merger Agreement is terminated after the Purchaser has accepted Shares tendered in response to the Offer, the termination will not affect the Purchaser's purchase of the Shares it has accepted or its obligation to pay for those Shares.

     Acquisition Proposals. The Merger Agreement contains prohibitions against the Company's soliciting, or authorizing its officers, directors, employees or agents to solicit, acquisition proposals, and regarding what the Company may do if it receives unsolicited acquisition proposals. It permits the Company to furnish non-public information (after receiving a Confidentiality Agreement) to, and to enter into discussions and negotiations with, a person who submits an unsolicited proposal which the Special Committee determines, after consultation with its financial advisor would, if consummated, result in the shareholders' receiving consideration which is greater than the Offer Price and would be more favorable to the shareholders than the Offer.

     Board of Directors. The members of the Board of Directors of the Purchaser immediately before the Effective Time will be the members of the Board of Directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the by-laws of the Surviving Corporation.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     Other Provisions.  The Merger Agreement also contains provisions
(i) requiring the Company to operate its business in the ordinary course, including maintaining the goodwill of its business and maintaining its assets in good condition, limiting the Company's borrowings and commitments for capital expenditures, precluding the Company from amending or entering into employment or severance agreements, and precluding the Company from paying dividends (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company) or taking other steps regarding its stock, until the Effective Time and (ii) requiring the Purchaser (and the Surviving Corporation) to indemnify present and former directors, officers or employees of the Company and its subsidiaries against liability rising out of their service as directors, officers or employees of the Company or its subsidiaries.

     Appraisal Rights. If immediately before the Merger is consummated, the Shares are traded on the Nasdaq National Market (as they currently are), holders of Shares will not have dissenters' appraisal rights as a result of the Merger Shares unless holders of 5% or more of the outstanding Shares dissent from the Merger and notify the Company before the vote on the Merger of their intention to seek appraisal of their shares. If trading of the Shares on the Nasdaq National Market is terminated before the Effective Time of the Merger, holders of Shares at the Effective Time of the Merger who follow the procedures set forth in Chapter 13 of the CGCL will be entitled to receive the appraised value of their Shares, which may be more or less than what they would receive as a result of the Merger, regardless of how many Shares are held by persons who seek appraisal of their shares. The text of Sections 1301--1305 of the CGCL, which contain the requirements and procedures for seeking the appraised value of shares in connection with a merger, is attached as Schedule II to this Offer to Purchase.

     If the Company changes its state of incorporation to Delaware, the availability of, and procedures for asserting, dissenters' appraisal rights as a result of the Merger will be governed by Section 262 of the DGCL instead of Chapter 13 of the CGCL. There are differences between the Delaware provisions and the California provisions. Among other things, under the Delaware provisions, if the Shares are traded on the Nasdaq National Market System immediately before the Merger is consummated, holders of Shares will not have dissenters' appraisal rights no matter how many shares are owned by holders who dissent from the Merger. Also, if dissenters' appraisal rights are available, there are some differences between the procedures under the DGCL and those under the CGCL. The text of Section 262 of the DGCL is attached as Schedule III to this Offer to Purchase.

     THE REQUIREMENTS FOR SEEKING THE APPRAISED VALUE OF SHARES AS A RESULT OF A MERGER ARE COMPLICATED AND MUST BE FOLLOWED CAREFULLY. WE URGE YOU TO READ THE ATTACHED TEXT OF THE RELEVANT PORTIONS OF THE CGCL AND THE DGCL IF YOU ARE CONSIDERING DISSENTING AND SEEKING THE APPRAISED VALUE OF YOUR SHARES.

     17. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement prohibits the Company from paying any dividends or making other distributions with regard to its stock or from issuing any Shares, until the Effective Time of the Merger.

     18. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed in this Offer to Purchase, based on the Company's representations and warranties in the Merger Agreement and a review of publicly available filings by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or by the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the Purchaser to acquire and own Shares.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. This Offer to Purchase contains information required by Rule 13e-3. Also, the Purchaser, BR Holdings and Three Cities Fund III have filed with the Commission a Transaction Statement on Schedule TO. The Schedule TO and any exhibits or amendments to it may be inspected at, and copies obtained from, the places described in Section 13 (except that they will not be available at the regional offices of the Commission).

     Antitrust Compliance. The Company and Three Cities Fund III will make a filing with the United States Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The HSR Act requires that, before an acquisition involving companies which exceed specified sizes can take place, information must be provided to the FTC and to the Antitrust Division of the United States Department of Justice, and specified waiting periods must expire or be terminated by the FTC or the Antitrust Division. The waiting period with regard to a tender offer is ten days, but if during the ten day period, either of those agencies requests further information, the waiting period will be extended until ten days after the additional information is provided.

     State Takeover Statutes. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     19. FEES AND EXPENSES.

     Except as set forth below, none of the Purchaser, Holdings, Inc., BR Holdings or the Three Cities Fund will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     In addition, the Purchaser has retained American Stock Transfer and Trust Company as the Depositary. The Depositary has not been asked to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     20. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any state statute. If the Purchaser becomes aware of any state statute prohibiting the making of the Offer or the acceptance of the Shares which are tendered in response to the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort the Purchaser cannot comply with any state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER WHICH IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE GIVES ANY INFORMATION OR MAKES ANY REPRESENTATION WHICH DIFFERS FROM WHAT IS SAID IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PURCHASER.

     The Purchaser, Holdings, Inc., BR Holdings and Three Cities Fund III have filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO"), together with exhibits, pursuant to Rule 14d-3 of the Rules under the Exchange Act, containing information with respect to the Offer in addition to what is contained in this Offer to Purchase, and they may file amendments to the Schedule TO. The Schedule TO and any amendments to it, including exhibits, may be inspected at, and copies may be obtained from, the places described in
Section 13 (except that they will not be available at the regional offices of the Commission).

                                          BRG ACQUISITION CORPORATION

July 14, 2000

                                   SCHEDULE I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE THREE CITIES FUND, BR HOLDINGS AND THE PURCHASER

     1. Directors and Executive Officers of the Three Cities Fund. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each managing director of Three Cities Research, Inc., the advisor to the Three Cities Fund. The principal address of the Three Cities Fund and, unless otherwise indicated below, the current business address for each individual listed below is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS, POSITIONS
                   NAME                             WITH THE THREE CITIES FUND AND CERTAIN DIRECTORSHIPS
------------------------------------------  ---------------------------------------------------------------------

J. William Uhrig..........................  Mr. Uhrig is a Director and is the Secretary of Three Cities
                                            Research, Inc. Mr. Uhrig has been Director of Three Cities Research,
                                            Inc. since 1991. Mr. Uhrig joined Three Cities Research, Inc. in
                                            1984. From January 1993 to January 1998, Mr. Uhrig served on the
                                            Board of Directors of MLX Corp., a holding company which was a predecessor of Morton Industrial Group. From January 1997 to October
                                            1998, Mr. Uhrig served on the Board of Directors of Family Bargain
                                            Corporation.

Willem F.P. de Vogel......................  Mr. de Vogel is a Director and is the President of Three Cities
                                            Research, Inc. Mr. de Vogel has been the President of Three Cities
                                            Research, Inc. since 1982. Mr. de Vogel is a Director of Computer
                                            Associates International and Morton Industrial Group. Mr. de Vogel is
                                            a citizen of The Netherlands.

Thomas G. Weld............................  Mr. Weld is a Director and is the Treasurer of Three Cities Research,
                                            Inc. which he joined in 1993. From 1988 until 1993, Mr. Weld was an associate with McKinsey and Company, a management consulting firm.
                                            Mr. Weld was a director of Family Bargain Corporation from January
                                            1997 to December 1998.

     2. Directors and Executive Officers of BR Holdings. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of BR Holdings. The principal address of BR Holdings and, unless otherwise indicated below, the current business address for each individual listed below is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS, POSITIONS
                   NAME                             WITH THE THREE CITIES FUND AND CERTAIN DIRECTORSHIPS
------------------------------------------  ---------------------------------------------------------------------

W. Robert Wright II.......................  Mr. Wright is a Director and is the Secretary of the Purchaser.
                                            Mr. Wright has been employed by Three Cities Research, Inc. since
                                            1992, except for a period from July 1993 to August 1995 when he was in a graduate program at Harvard University. He has been a Principal of Three Cities Research, Inc. since 1998. Before joining Three
                                            Cities Research, Inc., Mr. Wright worked for Marriott International in its strategic planning department. He is a Director of Family
                                            Bargain Corporation.

J. William Uhrig..........................  Mr. Uhrig is a Director and is the Vice-President of the Purchaser.
                                            Mr. Uhrig's biographical information is set forth above.

Jeanette Welsh............................  Ms. Welsh is a Director and is the Secretary of the Purchaser.
                                            Ms. Welsh has been employed by Three Cities Research, Inc. since
                                            October 1999. From April 1998 to October 1999, Ms. Welsh practiced law at the law firm of Epstein, Becker & Green, P.C. Ms. Welsh was the Administrative Officer at Societe Generale Securities Corporation
                                            from November 1992 to March 1998.

     3. Directors and Executive Officers of Holdings, Inc. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS, POSITIONS
                   NAME                             WITH THE THREE CITIES FUND AND CERTAIN DIRECTORSHIPS
------------------------------------------  ---------------------------------------------------------------------

W. Robert Wright II.......................  Mr. Wright is a Director and is the President of the Purchaser.
                                            Mr. Wright's biographical information is set forth above.

J. William Uhrig..........................  Mr. Uhrig is a Director and is the Vice-President of the Purchaser.
                                            Mr. Uhrig's biographical information is set forth above.

Jeanette Welsh............................  Ms. Welsh is a Director and is the Secretary and Treasurer of the
                                            Purchaser. Ms. Welsh's biographical information is set forth above

     4. Directors and Executive Officers of Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS, POSITIONS
                   NAME                             WITH THE THREE CITIES FUND AND CERTAIN DIRECTORSHIPS
------------------------------------------  ---------------------------------------------------------------------

W. Robert Wright II.......................  Mr. Wright is a Director and is the President of the Purchaser.
                                            Mr. Wright's biographical information is set forth above.

J. William Uhrig..........................  Mr. Uhrig is a Director and is the Vice-President of the Purchaser.
                                            Mr. Uhrig's biographical information is set forth above.

Jeanette Welsh............................  Ms. Welsh is a Director and is the Secretary and Treasurer of the
                                            Purchaser. Ms. Welsh's biographical information is set forth above

                                  SCHEDULE II

California General Corporation Law, ss.ss.1301-1305

ss. 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

     (a) If, in the case of a reorganization, any stockholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such stockholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the stockholder desires to exercise the stockholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any stockholder who has a right to require the corporation to purchase the stockholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the stockholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the stockholder's meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder.

     (c) The demand shall state the number and class of the shares held of record by the stockholder which the stockholder demands that the corporation purchase and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the stockholder to sell the shares at such price.

ss. 1302. Stamping or endorsing dissenting shares

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, the stockholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the stockholder's certificates representing any shares which the stockholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the stockholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

ss. 1303. Dissenting stockholder entitled to agreed price with interest thereon; When price to be paid

     (a) If the corporation and the stockholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

ss. 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of stockholders; Consolidation of actions; Determination of issues; Appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the stockholder fail to agree upon the fair market value of the shares, then the stockholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

ss. 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment, and payment; Appeal; Costs of action

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting stockholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

                                  SCHEDULE III

Delaware General Corporation Law ss. 262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision,

                                     III-1
the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand

                                     III-2
for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                                     III-3

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of the Company or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                   AMERICAN STOCK TRANSFER AND TRUST COMPANY

    By Registered or               Facsimile
    Certified Mail:              Transmission:                  By Hand:               By Overnight Courier:
----------------------    ---------------------------  ---------------------------  ---------------------------
American Stock Transfer          (for Eligible           American Stock Transfer      American Stock Transfer
   and Trust Company          Institutions Only)            and Trust Company            and Trust Company
     40 Wall Street             (718) 234-5001               40 Wall Street               40 Wall Street
       46th Floor                                              46th Floor              46th Floor 46th Floor
   New York, NY 10005                                      New York, NY 10005           New York, NY 10005

                          For Confirmation Telephone:
                          ---------------------------
                                 (718) 921-8200

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495

             Banks and Brokerage Firms Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8528